Exhibit 99.2

Lexington Realty Trust ANNOUNCES Early TENDER Results OF CASH TENDER OFFERS FOR UP TO $300.0 MILLION COMBINED AGGREGATE PRINCIPAL AMOUNT OF ITS 4.25% Senior Notes due 2023 AND 4.40% Senior Notes due 2024

NEW YORK, August 28, 2020 -- Lexington Realty Trust (NYSE: LXP) (“Lexington”), a real estate investment trust (REIT) focused on single-tenant industrial real estate investments, today announced the early tender results for its previously announced cash tender offers (the “Tender Offers”) to purchase up to $300.0 million combined aggregate principal amount (the “Maximum Tender Amount”) of its outstanding 4.25% Senior Notes due 2023 (the “2023 Notes”) and 4.40% Senior Notes due 2024 (the “2024 Notes,” and together with the 2023 Notes, the “Notes”) and its election, with respect to the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Time (as defined below), to make payment for such Notes on August 31, 2020 (the “Early Settlement Date”), the second business day following the Early Tender Time.

The terms and conditions of the Tender Offers are described in the Offer to Purchase, dated August 14, 2020 (the “Offer to Purchase”) and related Letter of Transmittal (the “Letter of Transmittal”).

The table below identifies the principal amount of each series of the Notes validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on August 27, 2020 (the “Early Tender Time”) and the principal amount of each series that Lexington has accepted for purchase.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Principal Amount Tendered	Principal Amount Accepted
529043AC5	4.25%Senior Notes due 2023	$250,000,000	1	$61,089,000	$61,089,000
529043AD3	4.40%Senior Notes due 2024	$250,000,000	2	$50,918,000	$50,918,000

The withdrawal deadline of 5:00 p.m., New York City time, on August 27, 2020 has passed and, accordingly, Notes validly tendered in the Tender Offers may no longer be withdrawn except where additional withdrawal rights are required by law.

The total consideration to be paid to holders of Notes validly tendered at or prior to the Early Tender Time and accepted for purchase in accordance with the terms of the Tender Offers will be $1,071.25 per $1,000 of principal amount of the 2023 Notes and $1,093.75 per $1,000 of principal amount of the 2024 Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, the Early Settlement Date.

The Tender Offers will expire at 11:59 p.m., New York City time, at the end of the day on September 11, 2020 (the “Expiration Time”). Holders of Notes whose Notes are validly tendered after the Early Tender Time and at or prior to the Expiration Time and are accepted for purchase in accordance with the term of the Tender Offers will be paid the tender offer consideration of $1,041.25 per $1,000 principal amount of 2023 Notes and $1,063.75 per $1,000 of 2024 Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, the final settlement date. Settlement for Notes validly tendered after the Early Tender Time, but at or prior to the Expiration Time, and accepted for purchase in accordance with the terms of the Tender Offers is expected to occur on September 15, 2020, the second business day following the Expiration Time, unless extended.

Wells Fargo Securities, LLC is acting as dealer manager for the Tender Offers. The tender and information agent for the Tender Offers is D.F. King & Co., Inc.

Requests for documentation for the Tender Offers should be directed to D.F. King & Co., Inc. at (800) 591-6309 (U.S. toll-free), (212) 269-5550 (banks and brokers) or by email at lxp@dfking.com. Questions regarding the Tender Offers should be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free), (704) 410-4759 (collect) or by email at liabilitymanagement@wellsfargo.com.

This news release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Tender Offers are made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In any jurisdiction in which the securities or “blue sky” laws require offers to be made by a licensed broker or dealer, any offer will be deemed to be made on behalf of Lexington by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. None of Lexington, the dealer manager or the tender and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the Tender Offers.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant industrial real estate investments across the United States. Lexington seeks to expand its industrial portfolio through build-to-suit transactions, sale-leaseback transactions, development projects and other transactions, including acquisitions.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Except as required by law, Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events.

Contact:
Investor or Media Inquiries for Lexington Realty Trust:
Beth Boulerice, Chief Financial Officer
Lexington Realty Trust
Phone: (212) 692-7200

E-mail: bboulerice@lxp.com

Source: Lexington Realty Trust